Filed Pursuant to Rule 424(b)(3)
Registration No. 333-68513-05

SUPPLEMENT
To Prospectus Supplement dated May 14, 1999

$357,803,847 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 1999-ALS2

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On May 27, 1999, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 1999-ALS2 (the “Certificates”) were issued in an original aggregate principal amount of approximately $357,803,847.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of May 1, 1999 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and The Chase Manhattan Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 1999-ALS2

				Statement to Certificateholders
				October 25 2004
DISTRIBUTION IN DOLLARS
	ORIGINAL	PRIOR						CURRENT
	FACE	PRINCIPAL				REALIZED	DEFERRED	PRINCIPAL
CLASS	VALUE	BALANCE	PRINCIPAL	INTEREST	TOTAL	LOSES	INTEREST	BALANCE
A1	59,060,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A2	228,800,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A3	23,000,000.00	612,000.00	417,000.00	3,391.50	420,391.50	0.00	0.00	195,000.00
A4	15,000,000.00	399,000.00	271,000.00	2,244.38	273,244.38	0.00	0.00	128,000.00
AP	245,747.46	55,680.23	3,983.54	0.00	3,983.54	0.00	0.00	51,696.69
B1	20,404,000.00	17,834,137.84	181,864.16	100,317.03	282,181.19	0.00	0.00	17,652,273.68
B2	7,651,000.00	6,699,874.83	68,322.18	37,686.80	106,008.98	0.00	0.00	6,631,552.65
B3	3,643,000.00	3,193,515.90	32,565.98	17,963.53	50,529.51	0.00	0.00	3,160,949.92
B4	2,186,000.00	1,918,075.80	19,559.64	10,789.18	30,348.82	0.00	0.00	1,898,516.16
B5	1,457,000.00	1,282,376.23	13,077.07	7,213.37	20,290.44	0.00	0.00	1,269,299.16
B6	2,918,168.70	792,910.51	8,085.73	4,460.12	12,545.85	0.00	0.00	784,824.78
R	100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
TOTALS	364,365,016.16	32,787,571.34	1,015,458.30	184,065.91	1,199,524.21	0.00	0.00	31,772,113.04

A5	171,851.85	4,573.33	0.00	25.72	25.72	0.00	0.00	1,453.33

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE									PASS-THROUGH RATES
		PRIOR				CURRENT			CURRENT
		PRINCIPAL				PRINCIPAL		CLASS	PASS THRU
CLASS	CUSIP	FACTOR	PRINCIPAL	INTEREST	TOTAL	FACTOR			RATE
A1	863572C27	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000		A1	6.750000%
A2	863572C35	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000		A2	6.750000%
A3	863572C43	26.60869565	18.13043478	0.14745652	18.27789130	8.47826087		A3	6.650000%
A4	863572C50	26.60000000	18.06666667	0.14962533	18.21629200	8.53333333		A4	6.750000%
AP	863572C68	226.57499695	16.20989287	0.00000000	16.20989287	210.36510408		AP	0.000000%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 1999-ALS2

		Statement to Certificateholders October 25 2004

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE								PASS-THROUGH RATES
		PRIOR				CURRENT		CURRENT
		PRINCIPAL				PRINCIPAL	CLASS	PASS THRU
CLASS	CUSIP	FACTOR	PRINCIPAL	INTEREST	TOTAL	FACTOR		RATE
B1	863572C76	874.05106058	8.91316213	4.91653744	13.82969957	865.13789845	B1	6.750000%
B2	863572C84	875.68616259	8.92983662	4.92573520	13.85557182	866.75632597	B2	6.750000%
B3	863572C92	876.61704639	8.93933022	4.93097173	13.87030195	867.67771617	B3	6.750000%
B4	863572D42	877.43632205	8.94768527	4.93558097	13.88326624	868.48863678	B4	6.750000%
B5	863572D59	880.14840769	8.97533974	4.95083734	13.92617708	871.17306795	B5	6.750000%
B6	863572D67	271.71510338	2.77082336	1.52839690	4.29922026	268.94428002	B6	6.750000%
R	863572D26	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	6.750000%
TOTALS		89.98550872	2.78692590	0.50516900	3.29209490	87.19858282

A5	863572D34	26.61204986	0.00000000	0.14966379	0.14966379	8.45687725	A5	6.750000%

IF THERE ARE ANY QUESTIONS OR PROBLEMS WITH THIS STATEMENT, PLEASE CONTACT THE ADMINISTRATOR LISTED BELOW:
RYAN VAUGHN
JPMorgan Chase Bank - Structured Finance Services NY
4 NEW YORK PLAZA FLR 6, ,
New York, New York 10004
Tel: (212) 623-4484
Fax: (212) 623-5930
Email: Ryan.M.Vaughn@JPMorgan.com

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 1999-ALS2

	October 25 2004

Sec. 4.03(i)	Scheduled Principal Amounts	43,263.60
	Group 1 Scheduled Principal	26,329.24
	Group 2 Scheduled Principal	16,934.36

Sec. 4.03(i)	Unscheduled Principal Amounts	972,763.98
	Group 1 Unscheduled Principal	877,386.60
	Group 2 Unscheduled Principal	95,377.38

Sec. 4.03(iv)	Aggregate Advances	514,479.82
	Group 1 Advances	168,334.96
	Group 2 Advances	346,144.86

Sec. 4.03(v)	Ending Principal Balance	31,772,957.65
	Group 1 Principal Balance	20,665,003.83
	Group 2 Principal Balance	11,107,953.82

	Group 1 Weighted Average Net Rate	6.748069%
	Group 2 Weighted Average Net Rate	6.720215%

Sec. 4.03(vii)	Current Period Realized Losses	0.00
	Group 1 Current Period Realized Losses	0.00
	Group 2 Current Period Realized Losses	0.00

	Bankruptcy Losses	0.00
	Fraud Losses	0.00
	Special Hazard Losses	0.00

	Bankruptcy Loss Amount	100,000.00
	Fraud Loss Amount	0.00

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 1999-ALS2

	October 25 2004
Special Hazard Loss Amount		2,599,570.22

Servicing Fees		25,934.55
Sub-Servicing Fees (includes Retained Interest)		546.48
Trustee Fees		191.27
A3 Insurance Premium		15.30
A4 Insurance Premium		9.98

A3 Insured Payment		0.00
A4 Insured Payment		0.00

A3 Reimbursement Amounts		0.00
A4 Reimbursement Amounts		0.00

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 1999-ALS2

		October 25 2004
Sec. 4.03(ix)	Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency
	Group 1
			Principal
	Category	Number	Balance	Percentage
	1 Month	3	698,696.99	3.38%
	2 Month	2	274,724.73	1.33%
	3 Month	1	224,412.51	1.09%
	Total	6	1,197,834.23	5.80%
	Group 2
			Principal
	Category	Number	Balance	Percentage
	1 Month	3	485,655.38	4.37%
	2 Month	0	0.00	0.00%
	3 Month	0	0.00	0.00%
	Total	3	485,655.38	4.37%
	Group Totals
			Principal
	Category	Number	Balance	Percentage
	1 Month	6	1,184,352.37	3.73%
	2 Month	2	274,724.73	0.86%
	3 Month	1	224,412.51	0.71%
	Total	9	1,683,489.61	5.30%

	Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure
	Group 1
		Principal
	Number	Balance	Percentage
	1	121,461.37	0.59%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 1999-ALS2

	October 25 2004
Group 2
	Principal
Number	Balance	Percentage
2	621,194.39	5.59%
Group Totals
	Principal
Number	Balance	Percentage
3	742,655.76	2.34%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 1999-ALS2

		October 25 2004
Sec. 4.03(x)	Number and Aggregate Principal Amounts of REO Loans
	Group 1
		Principal
	Number	Balance	Percentage
	0	0.00	0.00%
	Group 2
		Principal
	Number	Balance	Percentage
	2	1,483,754.21	13.36%
	Group Totals
		Principal
	Number	Balance	Percentage
	2	1,483,754.21	4.67%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 1999-ALS2

	October 25 2004
Sec. 4.03(viii)	Aggregate Outstanding Interest Shortfalls
	Class A1 Shortfall	0.00
	Class A2 Shortfall	0.00
	Class A3 Shortfall	0.00
	Class A4 Shortfall	0.00
	Class A5 Shortfall	0.00
	Class B1 Shortfall	0.00
	Class B2 Shortfall	0.00
	Class B3 Shortfall	0.00
	Class B4 Shortfall	0.00
	Class B5 Shortfall	0.00
	Class B6 Shortfall	0.00
	Class R Shortfall	0.00

Sec. 4.03(viv)	Aggregate Outstanding Prepayment Interest Shortfalls
	Class A1 Shortfall	0.00
	Class A2 Shortfall	0.00
	Class A3 Shortfall	0.00
	Class A4 Shortfall	0.00
	Class A5 Shortfall	0.00
	Class B1 Shortfall	0.00
	Class B2 Shortfall	0.00
	Class B3 Shortfall	0.00
	Class B4 Shortfall	0.00
	Class B5 Shortfall	0.00
	Class B6 Shortfall	0.00
	Class R Shortfall	0.00

	Class A3 Beginning Rounding Account	388.23
	Class A3 Deposit Back to Rounding Account	611.76

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 1999-ALS2

October 25 2004
Class A3 Rounding Account Payout	792.36
Class A3 Ending Rounding Account	207.63

Class A4 Beginning Rounding Account	197.83
Class A4 Deposit Back to Rounding Account	802.16
Class A4 Rounding Account Payout	52.26
Class A4 Ending Rounding Account	947.73